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                                   EXHIBIT 23



                          CONSENT OF KPMG PEAT MARWICK




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                                                                      EXHIBIT 23





                          Independent Auditors' Consent





The Administrative Committee
Downey Savings and Loan Association, F.A.
Employees' Retirement and Savings Plan:

We consent to the incorporation by reference in the Registration Statement (No. 333-30483) on Form S-8 of Downey Financial Corp. of our report dated June 5, 1998 relating to the statement of net assets available for plan benefits of the Downey Savings and Loan Association, F.A. Employees' Retirement and Savings Plan as of and for the year ended December 31, 1997, and all related schedules, which report appears in the December 31, 1997, Annual Report on Form 11-K of Downey Savings and Loan Association, F.A. Employees' Retirement and Savings Plan.

/s/   KPMG Peat Marwick LLP


Los Angeles, California
June 26, 1998